Exhibit 3.9
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FRESH INTERNATIONAL CORP.
The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Fresh International Corp., a Delaware corporation (the “Corporation”), does hereby certify that:

A.	The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 5, 1973.

B.	This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

C.	The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

1.	The name of the corporation is: Fresh International Corp.

2.
The address of its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.
The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (1,000 and the par value of each of such shares is; One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5.	The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:
Robert C. Sledd            12500 West Creek Parkway
Richmond, Virginia 23238

Robert J. Fishbein            12500 West Creek Parkway
Richmond, Virginia 23238

6.	The corporation is to have perpetual existence.

7.
A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

8.
Every individual, and his estate, heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative, and whether or not by or in the right of the corporation, by reason of his being or having been a director or officer of the corporation or, at its request, of any other corporation, or by reason of his serving or having served at the request of the corporation and in connection with a partnership, joint venture, committee, trust, employee benefit plan or other enterprise, shall be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually incurred by him in connection with or resulting from such action, suit or proceeding to the fullest extent permitted under the Delaware General Corporation Law, without limitation upon any other right to indemnification to which such individual may otherwise be entitled, and the corporation may, but shall not be required to, purchase on behalf of such individual insurance against liability asserted against or incurred by him in his capacity as a director or officer of the corporation, or arising from his status as such, whether or not the corporation would have power to indemnify him against the same liability under the provisions of the Delaware General Corporation Law.

9.
The Board of Directors of the corporation is expressly authorized to make, alter, or repeal bylaws of the corporation, but the shareholders may make additional bylaws and may alter or repeal any bylaw, whether adopted by them or otherwise.